Exhibit 3.1(i)(b)

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION ELECTROMEDICAL TECHNOLOGIES, INC.Electromedical Technologies, Inc., organized and existing under and by virtue of General Corporation Law of the State of Delaware does hereby certify:WHEREAS, The undersigned, being the sole member of the Board of Directors of Electromedical Technologies, Inc., a Delaware corporation (the "Corporation") together with the written consent of the holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.00001(the “Common Stock”), acting pursuant to the authority granted by Title 8, Subchapters VII and VIII of the Delaware General Corporation Law and the by-laws of the Corporation, do hereby adopt the following resolutions, which resolutions have been approved by the written consent of the holders of a majority of the Corporation’s outstanding shares of Common Stock as of this 8th day of October 2019.WHEREAS, the undersigned, being the sole member of the Corporation’s Board of Directors, has determined, after reviewing the capital structure of the Corporation, including the number of currently issued and outstanding shares of Common Stock and the fact that the Corporation has a limited number shares of authorized, that it is in the best interests of the Corporation and its shareholders that the Corporation files a Certificate of Amendment to its Certificate of Incorporation amending its Article IV to: (i) increase the number of authorized shares of Common Stock from Twenty Five Million (25,000,000) to Fifty Million (50,000,000).NOW THEREFORE, BE IT RESOLVED, that the Authorized Capital stock of the Corporation shall therefore be Fifty Million (50,000,000) all of which shall be common shares.FURTHER RESOLVED, that the Article IV of this Corporation be amended by changing so that, as amended, said Article IV shall be and read as follows: “The aggregate number of shares which the corporation shall have authority to issue is 25 million shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.00001 per share.FURTHER RESOLVED, that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.Board of Directors – Electromedical Technologies, Inc. – Certificate of Amendment

FURTHER RESOLVED, this Written Consent shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the consenting shareholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Written Consent.WITNESS WHEREOF, said corporation has caused this certificate to be signed this eighth day of October 2019.By: /s/ Matthew WolfsonMatthew Wolfson, Chief Executive Officer Chief Financial Officer and SecretaryDated: October 8, 2019(end)Board of Directors – Electromedical Technologies, Inc. – Certificate of Amendment